                          MANAGEMENT SERVICES AGREEMENT

         This MANAGEMENT SERVICES AGREEMENT (the "Agreement") is entered into on _____, 2000 (the "Effective Date"), by and between GREENHOST, INC, a Delaware corporation ("Owner"), and VILLAGE FARMS, L.P., a Delaware limited partnership ("Contractor"). Owner and Contractor sometimes are referred to herein individually as a "Party" and collectively as the "Parties".


                                    RECITALS


         WHEREAS, Owner and Village Farms of Virginia, Inc., a predecessor-in-interest to Contractor, entered into that certain Operating Agreement dated as of November 14, 1997, as amended, (the "Operating Agreement"), pursuant to which Owner leased to Contractor and Village Farms of Virginia, Inc. leased and operated a greenhouse facility located at 259 Kings Highway, King George, Virginia 22485;

         WHEREAS, Owner terminated the Operating Agreement pursuant to a letter dated June 23, 2000; and

         WHEREAS, Owner will operate a greenhouse facility (as more particularly described in Exhibit A which is attached hereto, the "Facility") and will farm certain crops at the Facility; and

         WHEREAS, Owner desires to obtain services (which are more particularly described below) from Contractor in connection with Owner's greenhouse farming of certain crops at the Facility and Contractor is able and willing to render the Services to Owner in accordance with, and subject to, the terms and conditions of this Agreement.


         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein, the Parties hereby agree as follows:


                                    ARTICLE 1
                              PROVISION OF SERVICES

         1.1 Contractor agrees to provide to Owner the following services in connection with Owner's greenhouse farming of Owner's crops at the Facility (collectively the "Services"):

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         (i) General management and advice in connection with Owner's business of greenhouse farming of crops at the Facility and all services necessary or incidental thereto;

         (ii) Removal of all plants and rubbish from last season's crop to be completed on or before the Effective Date;

         (iii) Completion of the sowing of Owner's 2000 to 2001 crop (the "Current Season's Crop") in accordance with the Operating Plan;

         (iv) Sowing, growing (including, without limitation, all nourishment, fertilizer and pesticide application and care for the Current Season's Crop), harvesting, packaging and marketing of the Current Season's Crop;

         (v) Procurement for the account of Owner of all necessary services, supplies, materials, chemicals and equipment necessary to sow, grow, harvest, package and market the Current Season's Crop or to maintain or repair the Facility to the extent contemplated by this Agreement. In procuring such services, supplies, materials, chemicals and equipment, Contractor shall obtain from all vendors the best warranties, indemnities, and guarantees that are commercially available on reasonable terms; except, however, if the procurement of any such warranty, indemnity or guarantee requires an additional payment, Contractor shall first obtain prior written approval therefor from Owner;

         (vi) Maintenance and repair of the Facility (as more particularly described in Article 2 below);

         (vii) Removal from the Facility and proper disposal of all plants and rubbish resulting from the sowing, growing, harvesting, packaging and marketing of the Current Season's Crop;

         (viii) Provision of all required tools, equipment and labor (including, without limitation, the tools and equipment listed on Exhibit B attached hereto) necessary to perform properly the Services;

         (ix) Assisting Owner with the preparation of the Budget, the Operating Plan and the Marketing Plan with regard to the sowing, growing, harvesting, packaging and marketing of the Current Season's Crop including, without limitation, advice with regard to the preparation and analyses of financial plans and statements, operating reports and the accounting systems and procedures; and

         (x) Provision of all other activities necessary or incidental to the performance of the Services.

         1.2 Throughout the term of this Agreement, Contractor agrees to use the Contractor's employees listed on the attached Exhibit C (the "Key Employees"), among others, to perform the Services described in this Article 1 to the extent that such Key Employees remain employed by Contractor. In the event any such Key Employee ceases to be employed by the Contractor, Contractor shall replace such Key Employee with a person whom shall be reasonably satisfactory to Owner.


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

         1.3 As soon as practical after the Effective Date, Owner shall provide to Contractor a budget (the "Budget"), an operating plan (the "Operating Plan") and, when appropriate, a marketing plan (the "Marketing Plan") for the sowing, growing, harvesting, packaging and marketing of the Current Season's Crop. The Operating Plan and Budget will include the estimated production and harvesting schedule for the crop and all estimated costs and expenses to be incurred for the sowing, growing, harvesting, packaging and marketing of the Current Season's Crop including, without limitation, estimated maintenance costs for the Facility. The Budget, Operating Plan and Marketing Plan will be based on the entire crop cycle, but will be broken out to cover monthly periods. The Owner reserves the right, at any time and from time to time, to revise, in any way as Owner deems necessary or appropriate, the Budget, Operating Plan or Marketing Plan. Unless otherwise specifically requested by Owner, Contractor shall perform the Services in accordance with the Budget, the Operating Plan and the Marketing Plan. In the event (i) the Owner revises in a material way the Budget, Operating Plan, or Marketing Plan (the "Material Revision"); and (ii) the Material Revision results in a material increase in the cost to Contractor of performing Contractor's obligations pursuant hereto (the "Material Increase"); and (iii) the Material Increase is not already reimbursable by the Owner to the Contractor pursuant to the terms of this Agreement, Contractor shall notify the Owner in writing of such and the Owner shall then, within a reasonable time in its sole discretion, decide whether to (x) continue with the Material Revision and reimburse Contractor for the amount of the Material Increase as agreed at that time by the Parties in writing or (y) rescind or revise the Material Revision so the Material Revision does not result in a Material Increase. The Owner shall communicate such decision to the Contractor in writing. In the event the Owner revises the Material Revision so that it does not result in a Material Increase, the Contractor shall perform the Services in accordance with the Material Revision without reimbursement therefor.

         1.4 Notwithstanding any other provision of this Agreement, title to the seeds, plants, crops and produce related to the Current Season's Crop and profits resulting therefrom shall at all times remain with Owner and not with the Contractor.

         1.5 Contractor shall obtain and maintain all applicable governmental approvals and permits necessary to perform the Services and shall perform the Services at all times in compliance with such approvals and permits as well as in compliance with all applicable laws, rules and regulations.

         1.6 Contractor shall remove promptly all supplies and packaging materials located at the Facility on the Effective Date except for those supplies and packaging materials to be used by Contractor in connection with performing the Services pursuant hereto. In the event Contractor uses any such supplies or packaging materials in connection with Owner's greenhouse farming business, the cost of such supplies and packaging materials so used shall constitute an expense that Owner will pay to Contractor in accordance with the terms and conditions of this Agreement.

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
         1.7 Contractor shall assist Owner to accept and to use thermal energy produced by the Birchwood power station for heating purposes that are consistent with Good Business Practices (as defined in Section 7.1 below). Without limiting the generality of the foregoing, Contractor shall assist Owner to accept delivery of, and to use, sufficient steam based on a per hour basis for heating purposes to allow the Birchwood power station to maintain the status of a "Qualifying Facility" within the meaning of the Public Utility Regulatory Policies Act of 1978, as may be amended from time to time, on an annual basis as described in the Application of Birchwood Power Partners, L.P. Certification of Qualifying Status as a Cogeneration Facility filed with the Federal Energy Regulatory Commission on June 29, 1993, and all amendments thereto. In the event that Contractor believes that such use of such thermal energy is not consistent with Good Business Practices, Contractor shall notify Owner immediately in writing of such belief including an explanation of the reasons for such belief. If Owner agrees that such use of such thermal energy is not consistent with Good Business Practices and nonetheless continues with such use of such thermal energy, Contractor shall not be liable for any loss or damage to the Current Season's Crop that is solely and directly due to such continued use of such thermal energy.

         1.8 Contractor acknowledges that Owner owns and operates the Facility and Contractor shall not directly or indirectly create, incur, assume or permit to exist any lien or encumbrance (other than any lien or encumbrance created by or as a result of an act or omission of Owner) whatsoever on or with respect to the Facility or to the crops, title thereto or any interest therein. Contractor shall promptly, at its own expense, take such action as may be necessary to duly discharge (or bond in a manner satisfactory to Owner) any lien or encumbrance that may arise at any time as a result of Contractor's acts or omissions. Contractor further agrees that it shall pay or cause to be paid on or before the time or times prescribed by law (after giving effect to any applicable grace period) any taxes, assessments, fees or charges imposed on Contractor (or any affiliated or related group of which Contractor is a member) under the laws of any jurisdiction that, if unpaid, might result in any lien or encumbrance prohibited by this Agreement; provided, however, that no such tax, assessment, fee or charge need be paid if being contested in good faith by appropriate proceedings.

         1.9 Contractor shall be responsible for initiating, maintaining, directing and supervising all safety precautions and programs in connection with its performance of the Services. Notwithstanding and without limiting the generality of the foregoing, Contractor and its employees shall comply at all times with Owner's safety policies and practices communicated to Contractor from time to time. In performing the Services pursuant hereto, Contractor shall take all reasonable precautions to prevent (i) damage to the Facility; (ii) injury to persons (whether such persons are employees of the Contractor, employees of Owner, employees of vendors or employees of purchasers of the crops); and (iii) damage to all equipment and property of Owner and all other property located at the Facility.

         1.10 During the term hereof, Contractor shall have the limited, non-exclusive right to use the cooling facilities located on the Facility for the temporary storage of products owned by Contractor if, and for so long as,
(i) such use does not in any way interfere with Owner's farming business at the Facility or with Contractor fully and properly performing the Services in accordance herewith; and (ii) Contractor segregates at all times such products from products owned by Owner; and (iii) Contractor clearly identifies such segregated products as products owned by Contractor; and (iv) Contractor pays the Owner the amounts specified in Section 1.11 below.

         1.11 In the event Contractor desires to use such cooling facilities as provided for in Section 1.10 above, (i) Contractor shall pay to Owner a handling fee equal to Twenty Four Cents ($0.24) for each box placed into temporary storage PLUS Ten Cents ($0.10) for each box for each day thereafter while in temporary storage PLUS, a sum equal to Owner's costs for the time and materials required to repack the products if any pallet must be broken down in any way and any of Contractor's products must be repackaged; (ii) Owner shall prepare and send to Contractor an invoice setting forth the charges for such temporary storage; and (iii) Contractor shall pay the amount of such invoice to Owner within thirty (30) days of receipt thereof.

         1.12 Except for the temporary use of Owner's cooling facilities as provided for in Section 1.10 above, Contractor shall not use the Facility, or any part thereof, in any way for any purpose other than to perform the Services.

         1.13 Owner shall arrange for and make available at the Facility in accordance with the Budget and Operating Plan thermal energy, electricity, water, telephone and sewer services necessary for Contractor to perform the Services in accordance with this Agreement.

                                    ARTICLE 2
                       MAINTENANCE AND REPAIR OF THE PLANT

         2.1 As part of the provision of the Services described in Article 1, Contractor shall at all times maintain, service and repair the Facility and store all fertilizers and pesticides used in connection with the performance of the Services in accordance with (i) prudent commercial maintenance practices, including all manufacturers' warranty requirements to the extent such requirements are made known to the Contractor; (ii) Owner's operating policies and practices for the Facility that are made known to the Contractor; (iii) all applicable requirements of law and of any court and of any governmental authority (including without limitation all zoning, environmental protection, pollution, sanitary, occupation, health and safety laws, and all environmental requirements); and (iv) all requirements contained in permits and licenses relating to the Facility in effect from time to time during the term of this Agreement.

         2.2 In connection with and in addition to Contractor's general obligation to maintain, service and repair the Facility as provided for in
Section 1.1 and in Section 2.1, Contractor shall (i) maintain the Facility in good operating condition, ordinary wear and tear excepted; (ii) cause the Facility to continue to have the capacity and functional ability to produce crops on a continuing basis in normal commercial operation and in a commercially efficient manner; and (iii) comply with the standards imposed by any insurance policies in effect at any time with respect to the Facility or any part thereof.

         2.3 Owner shall bear the cost of any repair or replacement to the Facility that may be necessary or appropriate to keep the Facility in good operating condition as Owner may determine in its sole discretion unless, however, the reason for such repair is due to an act or omission of Contractor or any of Contractor's employees in which case Contractor shall bear the cost of any such repair or replacement.

         2.4 Contractor shall not make at any time any alteration to the Facility unless specifically approved by Owner in writing in advance.

                                    ARTICLE 3
                                TRADEMARK LICENSE

         3.1 In consideration of a portion of the Fee payable by Owner to Contractor pursuant hereto, Contractor hereby irrevocably grants to Owner a non-exclusive, non-transferable license to use all of Contractor's trademarks listed on Exhibit D (the "Licensed Marks") in the United States for the sowing, growing, harvesting, packaging and marketing of Owner's Current Season's Crop, or any portion thereof, during the term of this Agreement (and for so long as any portion of the Current Season's Crop remains to be sold).

         3.2 In addition to, and without limiting or affecting in any way, the provisions of Article 9 below, Contractor hereby agrees to indemnify and hold Owner harmless from and against any and all third party claims or demands for trademark infringement attributable to Owner's use of the Licensed Marks. In the event Owner becomes aware of any such claim, (i) Owner shall promptly notify Contractor of any such claim or demand; and (ii) Owner may provide Contractor with such assistance as may be reasonably required to conduct the defense to or otherwise respond to such claim; and (iii) the procedures set forth in Section
9.2 below shall apply.

                                    ARTICLE 4
                               OPERATING EXPENSES

         4.1 Owner shall be responsible for the payment of all operating expenses in connection with the greenhouse farming of the Current Season's Crop provided that such operating expenses are incurred in accordance with the approved Budget, Operating Plan and Marketing Plan and in accordance with this
Article 4. For each item of expense to be incurred pursuant to the Budget, Operating Plan and Marketing Plan, whether such expense is for the procurement of materials or supplies or otherwise, Contractor shall provide, or cause the relevant vendor to provide, an invoice that sets forth in reasonable detail, and with reasonable documentation in support thereof, each such item of expense. Contractor shall seek to obtain the best payment terms commercially available for such item of expense. Owner will pay the amount of each invoice that is not in dispute directly to each such vendor according to its terms.

         4.2 Owner shall have the right to request Contractor to make payments on behalf of Owner to any vendor for materials, supplies or other expenses to be incurred to implement the Operating Plan or the Marketing Plan. In the event

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Owner wishes Contractor to make any such payment on behalf of Owner (i) Owner shall make such request in writing; (ii) Contractor shall make such payment to such vendor on Owner's behalf after receiving, and in accordance with, Owner's request; and (iii) Owner shall reimburse Contractor for such expense in accordance with Section 5.2 below if Contractor provides Owner with an invoice marked "paid" and other reasonable documentation as may be requested by Owner for any expense. Contractor shall not make any payment on behalf of Owner to any person or entity unless first requested to do so by Owner in writing pursuant to this Section 4.2.

         4.3 Contractor shall secure Owner's prior written approval before incurring any expense that may result in the aggregate expenditures under any one budget category or line item in the Budget and Operating Plan to exceed the amount budgeted therefor.

         4.4 Owner shall establish and maintain an account with a bank selected by Owner in its sole discretion from which Contractor's payroll payment agent will be authorized to withdraw funds only for the payment of expenses contained in the Budget for salaries, wages, payroll taxes and employee benefits for employees of Contractor engaged in providing the Services pursuant to this Agreement. Contractor may withdraw such funds only to the extent necessary to compensate its employees for their work for Contractor in connection with providing the Services pursuant hereto and not for other work or tasks that such employees may perform for Contractor. (By way of example only, if one-half of a Contractor's employee's job is in connection with performing the Services, Contractor may withdraw one-half of the cost of such employee's salary, wages, payroll taxes and employee benefits from such account and not the full amount of the cost of such employee's salary, wages, payroll taxes and employee benefits.) Owner will deposit funds into the account on a bi-monthly basis based on the amounts in the Budget and Operating Plan for such salaries, wages, payroll taxes and employee benefits of Contractor's employees for the subsequent two week period. Contractor shall submit to Owner invoices and other documentation, time cards, or other payroll records to support the amount of all withdrawals from the account. Contractor represents and warrants that any money Contractor withdraws from the account will be used by Contractor solely for the payment of salaries, wages, payroll taxes and employee benefits for employees of Contractor engaged in providing the Services pursuant to this Agreement. In the event (i) the Owner fails to deposit funds into such account to enable Contractor to withdraw funds sufficient to pay the amounts in the Budget and Operating Plan for payroll taxes for Contractor's employees engaged in providing the Services pursuant to this Agreement and (ii) any officer of the Contractor becomes personally liable as a result thereof, the Owner shall indemnify such officer or officers for any personal liability resulting therefrom for his or their failure to pay payroll taxes for employees of Contractor engaged in providing the Services pursuant to this Agreement.

                                    ARTICLE 5
                           INVOICING AND COMPENSATION

         5.1 As full and complete compensation for the Services rendered pursuant to this Agreement and for the trademark license set forth in Article 3 above, subject to Section 12.3 below, Owner shall pay to Contractor, and Contractor shall accept, a total fee (the "Fee") equal to Five Hundred Thousand Dollars ($500,000.00). Owner shall pay the Fee to Contractor in twelve (12) equal consecutive monthly installments in arrears on the last business day of each month during the term of this Agreement.

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         5.2 Unless otherwise agreed by the Parties, for the first twelve (12)
months of the term of this Agreement, Contractor shall submit an invoice to Owner setting forth one-twelfth of the total Fee and any claim for reimbursable expenses associated with a particular month on or before the 5th day of the succeeding month. Thereafter, Contractor shall submit an invoice to Owner setting forth any claim for reimbursable expenses associated with a particular month on or before the 5th day of the succeeding month. Owner shall pay all amounts not in dispute contained on each such invoice on the last business day of that month. Each invoice shall set forth in reasonable detail a description of the nature of the Services and of the reimbursable expenses.

         5.3 For each sale of produce from the crops, Contractor shall prepare an invoice in the name of Owner, as seller, and deliver such invoice to Owner. After preparation and delivery of each such invoice, Contractor shall have no further responsibility for handling, processing or collecting of the accounts receivables, proceeds from the sales of crops or any other funds. All such proceeds and funds shall be for Owner's account and will be deposited directly by Owner into its account. Contractor shall at no time have access or be authorized to access or transact in such account of Owner. Owner agrees to give notice to Contractor prior to proceeding with collecting debts that are past due from customers of Owner that have made purchases of the Current Season's Crop.

         5.4 For any reason whatsoever, in the event either Party hereto comes into the possession of any instrument, negotiable instrument, check, draft, letter of credit, bank advice, cash or other property due to, owned by or for the benefit of the other Party, such Party shall (i) notify the other Party of such fact immediately; (ii) hold such instrument, negotiable instrument, check, draft, letter of credit, bank advice, cash or other property in trust for the other Party as a fiduciary of the other Party; and (iii) promptly, but in no event later than five (5) business days, deliver safely any such instrument, negotiable instrument, check, draft, letter of credit, bank advice, cash or other property to the other Party.

         5.5 For avoidance of doubt, Contractor shall not receive, and shall not be entitled to receive, any payment whatsoever from Owner in connection with or arising out of this Agreement other than, and subject to the other provisions of this Agreement, the Fee, the reimbursement of expenses pursuant to and in accordance with Section 4.2 above and the deposit of the amounts specified in
Section 4.4 above and any amount required to be delivered pursuant to Section
5.4 above.

                                    ARTICLE 6
                     COOPERATION AND ACCESS TO THE FACILITY

         6.1 Owner shall appoint in writing a representative or representatives to liaise with Contractor in relation to Contractor's performance of the Services. Contractor shall consult and cooperate with such representative or representatives in the performance of the Services. The instructions, requests and decisions of such representative or representatives will be binding on Owner


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and Contractor shall follow such instructions, requests and decisions. In addition, Owner may designate one or more of its employees to assist with the repairs and maintenance of the Facility and with the bookkeeping or auditing of Contractor's performance of the Services or of Owner's greenhouse farming business or for other reasons designated by Owner. Contractor shall cooperate fully with Owner's representatives and designees at all times during the term hereof in connection with Contractor 's performance of the Services.

         6.2 Owner shall provide Contractor with such reasonable cooperation as is necessary or appropriate to enable Contractor and Contractor's employees to perform the Services. Without limiting the foregoing, Contractor and its employees who are to perform the Services shall have reasonable access to the Facility during normal operating hours as Owner determines necessary, advisable or appropriate for or in connection with the provision of any or all of the Services.

                                    ARTICLE 7
                 STANDARD OF CONDUCT; CONTRACTOR REPRESENTATIONS

         7.1 Contractor shall perform the Services (i) in a workmanlike manner;
(ii) in strict accordance with all applicable laws, rules and regulations as provided for in Section 1.5 above; and (ii) in accordance with Good Business Practices. "Good Business Practices" means the latest prudent practices, methods and acts that are commonly used in the greenhouse farming industry to perform (or fulfill the activities comprising) the Services and any practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time (or those which, with the exercise of due diligence, should have been known), could have been expected to accomplish the desired result consistent with good operating practices, reliability, safety and expedition. Whether any particular practice, method or act constitutes "Good Business Practices" shall be judged in light of the facts known (or those which, with the exercise of due diligence, should have been known) at the time such particular practice, method or act was performed or taken.

         7.2 In performing the Services, Contractor shall (i) use its best efforts to maximize the value of Owner's crop; (ii) ensure that the Facility is used to its fullest productive capacity; (iii) obtain the highest price available in the market for Owner's crop and for Owner's propagated plants; and
(iv) market Owner's crop and propagated plants using the same degree of effort and diligence as Contractor uses for its own crops, plants and products.

         7.3 In addition to representations and warranties made and given by Contractor in other provisions of this Agreement, Contractor represents and warrants that (i) it is duly organized, validly existing and in good standing under the laws of the State of Delaware (ii) it has the power and authority and the legal right to own its property and to conduct the business in which it is currently engaged; (iii) to its knowledge, it is in compliance in all material respects with all statutes, ordinances, laws, rules, regulations, judgments, orders and decrees of any court or other governmental or regulatory authority by which it is bound and to the extent that it is not in compliance such non-compliance does and will not affect in any way Contractor's ability to perform the Services in accordance with this Agreement; (iv) it has the power and authority to make, execute and deliver this Agreement; (v) it has taken all action necessary to authorize the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement; (vi) no consent or authorization of, approval by, filing with, notice to or other act by or in respect of any governmental authority or other person or entity is required in connection with the execution, delivery, performance, validity or enfoceability of this Agreement which has not already been obtained; (vii) this Agreement is a legal, valid and binding obligation of Contractor, enforceable against Contractor in accordance with its terms, subject to the effect of bankruptcy or other similar laws relating to creditors' rights generally and to the effect of general equitable principles; (viii) the execution, delivery and performance of this Agreement will not violate the limited partnership agreement of Contractor or any law or regulation or determination of any court or arbitrator applicable to Contractor; (ix) Contractor is not subject to any pending, or to its knowledge threatened, litigation or arbitration proceeding that, if determined adversely, would have a material adverse effect on its ability to perform its obligations pursuant to this Agreement; and (x) the execution, delivery and performance by Contractor of this Agreement will not constitute a default under any material contract or agreement to which Contractor is a party.

                                    ARTICLE 8
                                    INSURANCE

          8.1     The Contractor shall maintain the following:

                  (i) comprehensive commercial general liability and property damage insurance (including, but not limited to, coverage for any construction on or about the premises) covering the legal liability of Contractor against all claims for any bodily injury or death of persons and for damage to or destruction of property occurring on, in or about the Facility and the adjoining streets, sidewalks and passageways and arising out of the use of the Facility by Contractor. Coverage provided by the foregoing insurance policy shall include, without limitation, all of the insurance commonly referred to by the insurance industry as:
         Premises/Operations Liability; Products/Completed Operations Liability; Owners and Contractors Protective Liability; Blanket Contractual Liability; Broad Form Property Damage Liability; Personal Injury, Stop-Gap or Employers' Contingent Liability; Explosion, Collapse and Underground Liability; Automobile Liability, including coverage for Owned, Non-Owned, Hired, or Borrowed Vehicles and "Mobile Equipment". The foregoing insurance shall apply as primary insurance, irrespective of any insurance which Owner or any other party may carry and shall include a "Cross Liability" clause (Severability of Interests). The foregoing insurance shall have a combined single limit of not less than Five Million Dollars ($5,000,000.00), with separate aggregate limits for product and general liability, which policy shall be written on an occurrence basis;

                  (ii) (a) workers' compensation insurance or occupational disability benefits insurance (in at least the statutory amounts) and such other forms of insurance which Contractor is required by law to

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

         maintain or cause to be maintained, covering loss resulting from injury, sickness, disability or death of the employees of Contractor and (b) employers' liability insurance in an amount not less than Five Hundred Thousand Dollar ($500,000.00) single limit; and

                  (iii) comprehensive automobile liability insurance against claims of personal injury (including bodily injury and death) and property damage covering all owned, leased, non-owned and hired vehicles with a One Million Dollar ($1,000,000.00) minimum limit per occurrence for combined bodily injury and property damage liability.

         8.2 All insurance policies procured in accordance with Section 8.1 shall be (i) maintained with Florists Mutual Insurance Company or any other insurers with a Best rating of A minus or better and a Best size rating of IX or better (except for policies underwritten by Lloyds of London and approved English companies acceptable to Owner) approved by Owner and not disqualified from insuring risks in Virginia; and (ii) shall be subject to (a) exclusions of the sort existing in the insurance policies in effect on the Effective Date and
(b) such deductible amounts and retentions as shall not exceed Twenty-five Thousand Dollars ($25,000.00) specified with respect to such policies.

         8.3 Insurance policies maintained by Contractor pursuant to Section 8.1 hereof shall:

                  (i) except for workers' compensation insurance, specify Birchwood Power Partners, L.P., Owner, and Owner's affiliates (and such others as Owner shall from time to time designate) as additional insured (the "Additional Insured"), as their respective interests may appear;

                  (ii) except in the case of public liability insurance and workers' compensation insurance, provide that all losses or occurrences shall be adjusted with Contractor and Owner, unless an event of default shall have occurred and be continuing, in which case such loss or occurrence shall be adjusted with Owner, and payable (a) in respect of payments not exceeding Twenty-five Thousand Dollars ($25,000.00), provided no default or event of default shall have occurred or be continuing, to the Contractor, and (b) in all other circumstances, to Owner;

                  (iii) include effective waivers by the insurer of all claims for insurance premiums or commissions or (if such policies provide for the payment thereof) additional premiums or assessments against any Additional Insured;

                  (iv) provide that in respect of the interests of the Additional Insured, such policies shall not be invalidated by any action or inaction of Contractor or any other person and shall insure the Additional Insured regardless of, and any claims for the losses shall be payable notwithstanding:

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

                           (a) the occupation or use of the Facility for
                  purposes more hazardous than permitted by the terms of the policy;

                           (b) any foreclosure or other proceeding or notice of
                  sale relating to all or any portion of the Facility; or

                           (c) any change in the title to or ownership of all or
                  any portion of the Facility;

                  (v) provide that such insurance shall be primary insurance and that the insurers under such insurance policies shall be liable under such policies without right of contribution from any other insurance coverage effected by or on behalf of any Additional Insured under any other insurance policies covering a loss that is also covered under the insurance policies maintained by Contractor pursuant to this Article 8 and shall expressly provide that all provisions thereof, except the limits of liability (which shall be applicable to all insureds as a group) and liability for premiums, shall operate in the same manner as if there were a separate policy covering each insured;

                  (vi) provide that any cancellation thereof or material adverse change therein shall not be effective as to each of the Additional Insured until at least sixty (60) days after receipt by such Additional Insured of written notice thereof;

                  (vii) waive any right of subrogation of the insurers against the Additional Insured, and waive any right of the insurers to any setoff or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Additional Insured; and

                  (viii) be reasonably satisfactory to Owner in all other material respects.

         8.4 Upon execution hereof, Contractor shall deliver to each of the Additional Insured copies of all policies of insurance required hereby and certificates of insurance evidencing the provisions described in Section 8.3 (i) hereof executed by the insurer or by its duly authorized agent, and a certification from the Contractor's insurance agent or broker to the effect that all premiums required to have been paid have been paid in full.

         8.5 No provision of this Agreement shall impose on Owner any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by Contractor nor shall Owner be responsible for any representation or warranty made by or on behalf of Contractor to any insurance company or underwriter.

                                    ARTICLE 9
                                 INDEMNIFICATION

         9.1 Contractor agrees to indemnify, hold harmless and defend Owner, its stockholders, its affiliates and their respective officers, directors, employees and agents (the "Indemnified Parties") from and against any and all liabilities, actions, claims, demands, damages (including, without limitation, damage to property and injuries to or death of persons) losses and expenses (including, without limitation, attorney fees and other legal expenses) of whatsoever kind and nature resulting from or in any way attributable to or in connection with
(i) claims of third parties arising out of the performance or nonperformance of the Services or (ii) any breach by Contractor of any provision hereof; except that liabilities, actions, claims, demands, damages, losses or expenses attributable to the gross negligence or willful misconduct of any of the Indemnified Parties shall be excluded from Contractor's obligations under this
Section 9.1.

         9.2 Owner shall promptly notify Contractor of any liability, action, claim, demand, damage, loss, or expense of which Owner has actual knowledge and against which Owner expects an Indemnified Party to be indemnified pursuant to
Section 9.1. Thereafter, Contractor may at its own expense, upon notice to Owner, employing counsel reasonably acceptable to Owner, defend or participate in the defense of such action or claim or any negotiation for settlement of such action or claim, provided that unless Contractor proceeds promptly and in good faith to pay or defend such action or claim, Owner shall have the right (but not the obligation), in good faith, upon notice to Contractor, to pay, settle, compromise or proceed to defend any such action or claim without the further participation by Contractor. In the event Contractor assumes the defense of any such action, the Indemnified Party shall have the right to employ separate counsel in such action and participate therein, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the employment of such counsel has been specifically authorized by the Contractor; or (ii) the named parties to such action (including any impleaded parties) include both such Indemnified Party and Contractor and the representation of such Indemnified Party and Contractor by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential conflicting interests between them; or (iii) the counsel employed by Contractor has advised such Indemnified Party, in writing, that such counsel's representation of such Indemnified Party would be likely to involve such counsel in representing differing interests which could adversely affect either the judgment or loyalty of such counsel to such Indemnified Party whether it be a conflicting, inconsistent, diverse or other interest (in which case Contractor shall not have the right to assume the defense of such action on behalf of such Indemnified Party. Contractor will immediately pay (or reimburse Owner, as the case may be) any payments, settlements, compromises, judgments, costs or expenses made or incurred by Owner in or resulting from the pursuit by Owner of such right. If any judgment is rendered against Owner in any action defended by Contractor or from which Owner is otherwise entitled to indemnification under the terms of this Agreement, or any lien attaches to the assets of Owner in connection therewith, Contractor immediately upon such entry or attachment shall pay the judgment in full or discharge any such lien unless, at its expense and direction, appeal shall be taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final and unappealable judgment is rendered against Owner in any such action, Contractor shall forthwith pay such judgment or discharge such lien prior to the time that Owner would be legally held to do so.

         9.3 Promptly after obtaining knowledge thereof, Contractor shall give prompt written notice to Owner of each incident likely to result in (i) damages or claims for damages to person or property against Contractor or any other person with respect to Contractor's performance of the Services; or (ii) a violation of any law or regulation. Such notice shall include information as to the time, place and nature of such incident, the names and addresses of the persons and parties involved, any persons injured, witnesses and owners of any property damaged and such other information as may be known to Contractor. In addition, upon request from Owner, Contractor shall furnish Owner promptly with copies of all correspondence, papers, notices and documents whatsoever received by, or in the possession of Contractor, in connection with such incident.

                                   ARTICLE 10
                            LIMITATIONS OF LIABILITY

         10.1 Notwithstanding any other provision of this Agreement, Owner's total liability to Contractor for all acts and omissions of Owner, its employees, subcontractors, agents, representatives and designees including, without limitation, liability arising out of contract, tort (including, without limitation, negligence, gross negligence and intentional misconduct), strict liability or any other cause or form of action whatsoever, shall not exceed the Fee paid to Contractor under this Agreement.

         10.2 Under no circumstances shall an affiliate of Owner be liable or responsible to Contractor for obligations or liabilities arising from this Agreement or otherwise, and Contractor hereby expressly waives any and all claims against such affiliates of Owner now and in the future based on such obligations or liabilities.

         10.3 Nothing in this Agreement, express or implied, shall be construed to create any interest, beneficial or otherwise, for any third party.

                                   ARTICLE 11
                       INDEPENDENT CONTRACTOR RELATIONSHIP

         11.1 The Parties acknowledge and agree that Contractor's relationship with Owner hereunder shall be that of an independent contractor, and under no circumstances shall either Party or any of its employees or agents be deemed to be employees, partners, agents, or joint venturers of the other Party. At all times during the term hereof, the employees of Contractor and the method of achieving the performance of the Services shall be under the exclusive direction, charge and control of Contractor and shall not be subject to the direction, control or supervision of Owner. With respect to all employees of Contractor engaged in performing the Services, Contractor shall, and Contractor represents and warrants to Owner that it will, (i) make all payments of any kind or character required by law to be made by an employer; (ii) make all withholdings and deductions required by law to be made by an employer; (iii) and does make all employment decisions including, without limitation, decisions concerning hiring, termination, promotion, raises and employee benefits; and
(iv) comply with all applicable laws, rules and regulations in regard of such employees of Contractor.

         11.2 Neither Party shall maintain, hold out, represent, state or imply to any other individual or entity that any relationship other than an independent contractor relationship exists between the Parties. Except as expressly provided for herein to the contrary and other than for purposes of
Section 1.1 (v) above, neither Party nor any of its employees or agents shall have any power or authority to bind, or enter into agreements on behalf of, or otherwise create any debts or liabilities for or on behalf of the other Party.

                                   ARTICLE 12
                              TERM AND TERMINATION

         12.1 Unless sooner terminated in accordance with the provisions of this Agreement, the term of this Agreement shall commence as of the Effective Date and shall continue until the end of the crop cycle for the Current Season's Crop, but in no event later than July 31, 2001.

         12.2 Both Owner and Contractor shall have the right to terminate this Agreement unilaterally upon thirty (30) days prior written notice to the other Party in the event the other Party refuses to perform or fails to fully perform or breaches in any way any of its obligations or representations under this Agreement.

         12.3 In the event this Agreement is terminated in any way whatsoever prior to its expiration, Owner shall be liable to Contractor only for that portion of the Fee attributable to the period from the Effective Date until (and including) the date of such termination. In the event such termination is effective on a date other than the first day of a month, the amount of the Fee attributable for such month shall be prorated by dividing one-twelfth of the total Fee by the number of days in the relevant month and multiplying the remainder by the total number of days in the relevant month prior to the date of such termination.

         12.4 Upon the expiration or earlier termination of this Agreement, Contractor shall remove promptly all of its property from the Facility.

         12.5 In the event Owner elects to continue farming tomatoes at the Facility beyond the term of this Agreement, Contractor and Owner agree to meet during the month of January, 2001, at mutually convenient times to discuss in good faith whether, upon the expiration of this Agreement, to enter into an arrangement (which would be on mutually agreeable terms and conditions) similar to that contained in the Operating Agreement; provided, however, that Owner shall not be precluded in any way from talking to other parties with regard to the future use of the Facility. Notwithstanding the foregoing sentence, neither Party shall have any obligation to enter into any such arrangement or agreement and neither Party shall have any liability to the other as a result of determining in its sole discretion not to enter into such arrangement or agreement.

                                   ARTICLE 13
                                  MISCELLANEOUS

         13.1 Governing Law and Submission to Jurisdiction. This Agreement and the rights of the Parties hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia (without giving effect to principles of conflicts of laws which would lead to the application of the laws of another jurisdiction). Contractor hereby (i) irrevocably submits to the non-exclusive jurisdiction of the courts of the Commonwealth of Virginia (including the federal courts having jurisdiction therefor); and (ii) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that any such proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to any such proceeding, that such court does not have jurisdiction over such Party. Nothing in this Agreement precludes either Party from bringing proceedings in any other jurisdiction in order to enforce any judgment obtained in any proceeding referred to in the preceding sentence nor will the bringing of such enforcement proceedings in any one or more jurisdictions preclude the bringing of enforcement proceedings in any other jurisdiction.

         13.2 Successors and Assignability. Contractor shall not assign, whether by operation of law or otherwise, any of its rights or delegate any of its duties under this Agreement, in whole or in part, without the prior written consent of Owner. Owner shall have the right to assign any of its rights or to delegate any of its duties under this Agreement without the consent of Contractor. This Agreement shall be binding upon each of the Parties and their respective successors and permitted assigns.

         13.3 Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, other than that portion determined to be invalid or unenforceable, shall not be affected thereby, and each valid provision hereof shall be enforced to the fullest extent permitted by law.

         13.4 Modifications. No change, amendment or modification of this Agreement shall be valid or binding upon the Parties unless such change, amendment or modification is in writing and duly executed by both Parties.

         13.5 Waivers. No provision of this Agreement shall be deemed waived and no breach shall be deemed excused or consented to unless such waiver or consent is in writing and signed by the Party claimed to have waived or consented. No consent by either Party to, or waiver of, a breach by the other, whether express or implied, shall constitute a consent to, waiver of, or excuse for any different or subsequent breach.

         13.6 Notice to Lenders. The Contractor shall notify CoBank, ACB, Village Farms International Finance Association and its other lenders, if any, (and provide Owner with evidence thereof) that (i) Owner has terminated the Operating Agreement; (ii) Owner and Contractor have entered into this Agreement pursuant to which Contractor is providing the Services to Owner; and (iii) title to the Current Season's Crop, the seeds, plants, crops, produce and profits resulting therefrom shall at all times remain with Owner.

         13.7 Owner Incentives. Owner may provide in its sole discretion additional incentives to Contractor for Key Employees aimed at retaining the Key Employees at the Facility for the term of this Agreement.

         13.8 Reserved.

         13.9 Set off; Cumulative Remedies. Without affecting or limiting in any way any rights Owner may have at common law or in equity, Owner shall have the right at any time and from time to time to set off any amount it may owe to Contractor against any amount that Contractor may owe to Owner other than any amount owed to Owner as Basic Rent or as Supplemental Rent (as those terms were defined in the Operating Agreement) under the Operating Agreement. Contractor shall not set off at any time any amount that it may owe to Owner. To the extent permitted by, and subject to the mandatory requirements of, applicable law, each and every right, power and remedy herein specifically given to Owner or otherwise in this Agreement shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Owner, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any right, power or remedy. No delay or omission by Owner in the exercise of any right, power or remedy or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of Contractor or to be an acquiescence therein. No express or implied waiver by Owner of any event of default shall in any way be, or be construed to be, a waiver of any future or subsequent event of default.

         13.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof but all of which together shall constitute one and the same instrument. Any signature page of any such counterpart, or any facsimile transmission thereof, may be attached or appended to any other counterpart to complete a fully executed and delivered counterpart of this Agreement. Any facsimile transmission of any signature of a Party shall be deemed an original and shall bind such Party.

         13.11 Headings. The headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

         13.12 Notices. Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any Party shall be in writing and any such notice shall become effective three (3) business days after being deposited in the mails, certified or registered with appropriate postage prepaid for first-class mail or, if delivered by hand or in the form of a facsimile, when received, and shall be directed to the address of such Party specified above.

         13.13 Release of Certain Claims under the Operating Agreement. If, and only if, (i) Contractor fully, promptly, diligently and satisfactorily performs the Services in accordance with the terms and conditions of this Agreement; and
(ii) Contractor does not breach in any way any of the provisions of this Agreement, Owner will release (in a form to be drafted by, and satisfactory to, Owner) Contractor (as successor-in-interest to Village Farms of Virginia, Inc.)

only from liability resulting from breaches by Contractor or Village Farms of Virginia, Inc. of its obligations under the Operating Agreement, except that such release shall not apply to and Contractor shall not be released from any liability that may or could result from (x) any claim that may or could be made by any third party based on any legal or equitable theory of recovery whatsoever and whether such claim is based on an act or omission of, or breach of any obligation by, Contractor, Village Farms of Virginia, Inc. or not; or (y) any claim or demand for indemnity or for contribution that may or could be made by Owner, Birchwood Power Partners, L.P., their stockholders, or their respective successors, assigns, officers, directors, employees, agents or affiliates pursuant to the provisions of the Operating Agreement or pursuant to law or in equity.

         13.14 Taxes. Notwithstanding anything to the contrary Contractor shall pay and Owner shall not be liable or otherwise responsible for the payment of any taxes or statutory charges levied or assessed against, or collected from, Contractor including, without limitation, ad valorem, sales, property, employment, occupation, income and other taxes levied, assessed or collected on or with respect to Contractor's property or operations; provided, however, that Contractor shall not be liable for (i) any real estate taxes assessed against and upon the Facility or the real property upon which the Facility is located; or (ii) any taxes imposed on the Owner's personal property located at the Facility; or (iii) any sales taxes arising from the sale of the Current Season's Crop by Owner (unless Contractor purchases any of the Current Season's Crop) or
(iv) any income taxes of Owner.

         13.15 Transitional Operating Expenses. Owner and Contractor acknowledge that Contractor has incurred certain expenses prior to the execution of this Agreement on behalf of Owner in preparation for and in connection with performing the Services. Owner agrees to promptly reimburse Contractor for such expenses that Owner determines in its sole discretion were incurred by Contractor in preparation for or in connection with Contractor's performance of the Services if Contractor provides Owner with an invoice marked "paid" and other reasonable documentation as may be requested by Owner for any such expense. Contractor acknowledges that Owner shall have title to any goods, materials, equipment or supplies procured by Contractor prior to the execution of this Agreement in preparation for or in connection with Contractor's performance of the Services that Owner reimburses Contractor for and, for avoidance of doubt, Contractor hereby conveys to Owner all rights, title and interest in and to any such goods, materials, equipment or supplies so procured.

         13.16 Entire Agreement. This Agreement constitutes the Parties' entire agreement as to the subject matter hereof and supersedes any and all other prior understandings, correspondence and agreements, oral or written, between them.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.


 GREENHOST, INC.                      VILLAGE FARMS,  L.P.


By: ___________________________       By: VILLAGE FARMS OF DELAWARE, LLC
                                          its General Partner
Title: __________________________


                                      By: ______________________________

                                      Title: _____________________________

                                    EXHIBIT A
                           DESCRIPTION OF THE FACILITY

The "Facility" consists of the following:

1. The greenhouse plant (including, without limitation, all fixtures thereof), the headhouse building and other buildings used in Owner's farming business located on approximately forty-two (42) acres at 2259 Kings Highway, King George, Virginia 22485; and

2.       The following equipment:

         (i) All existing office equipment, furniture, fixtures and computers (including, without limitation, radio and phone systems) owned by Owner;

         (ii)     Three (3) Caterpillar GP 18 Forklifts;

         (iii)    Nine (9) electric golf carts;

         (iv)     One (1) EZ Go PC 956 Personnel Carrier;

         (v)      Security system and hardware therefor;

         (vi) One (1) John Deere 5300 4WD 50HP tractor with blade attachment;

         (vii)    One (1) mower;

         (viii)   One (1) tiller;

         (ix)     Seven (7) trash dumpsters;

         (x) All existing greenhouse safety equipment, maintenance equipment (excluding scissor lifts), tools and spare parts;

         (xi)     Two (2) air compressors;

         (xii)    One (1) 1000 kw generator;

         (xiii)   One (1) sweeper; and

         (xiv)    One (1) 12,000 sq. ft. Cooler.

                                    EXHIBIT B
                    LIST OF CONTRACTOR'S TOOLS AND EQUIPMENT


1.       Mobile Home
2.       Triple K Fence - chain link mesh fence for pool
3.       Kehr Buffalo Wire Frame - Stem supports
4.       Agro Dynamics Battery Charger (14)
5.       AWETA grader machine
6.       Priva Computer - Sensor and Inte gro Extension
7.       (2) Space maker Group Pallet Trucks
8.       Agro Dynamics Hole Cutters (5 - handheld)
9.       Agro Dynamics Fert Plus Irrigation
10.      Agro Dynamics Sprinkler System
11.      Agro Dynamics Irrigation System
12.      Agro Dynamics - HP Cart 1000 liter sprayer
13.      Bouldin & Lawson Needle Seeder
14.      (__) AGRODY aluminum carts
15.      Pulse Fog K3 Bio Insect Control Equipment
16.      Prins maaskijk bailing machine
17.      One (1) Mitsubishi Forklift
18.      ADI - P/R Time Card Upgrade
19.      Chevy Truck
20.      (50) electric work carts
21.      (50) picking carts
22.      Two (2) Sinclair Sticker Applicators
23.      One (1) Box Folding Machine
24.      Four (4) office computers

                                    EXHIBIT C

                                  KEY EMPLOYEES


         The Key Employees are:

1.       Bob Hoffman - General Manager and Head Grower;

2.       Brett Wiley - National Sales Manager

                                    EXHIBIT D
                                 LICENSED MARKS


The "Licensed Marks" are:

                           Application               Application
                           Registration              Registration
Trademark                    Number                      Date                   Remarks        Status
---------                  -----------               ------------               ---------      ------
BABY BEEFS                (75/528,439)                (7/29/98)                  Pending        (TM)

HOME CHOICE               (75/528,441)                (7/29/98)                  Pending        (TM)

VILLAGE FARMS               1,740,348                 7/28/1992                  Registered      (R)